                                                                                       EXHIBIT 1

                          MERIDIAN NATIONAL CORPORATION
                            CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                                                      July 31,      February 29,
                                                                        1996           1996
                                                                    ------------    ------------
ASSETS
Current assets:
  Cash                                                              $     12,266    $    176,667
  Accounts receivable - net                                            9,944,425       8,221,356
  Inventories                                                          9,800,267       8,860,574
  Other current assets                                                   172,754         157,840
                                                                    ------------    ------------
        Total current assets                                          19,929,712      17,416,437

Property and equipment, at cost                                       11,330,822      12,295,459
  Less accumulated depreciation and amortization                       4,636,730       5,403,083
                                                                    ------------    ------------
                                                                       6,694,092       6,892,376

Other assets                                                           1,157,307         944,453
                                                                    ------------    ------------

                                                                    $ 27,781,111    $ 25,253,266
                                                                    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                                     $ 11,456,023    $  9,006,182
  Accounts payable and accrued liabilities                             9,828,831       8,904,892
  Long-term debt due within one year                                     810,952         948,476
                                                                    ------------    ------------
        Total current liabilities                                     22,095,806      18,859,550

Long-term debt due after one year                                      4,154,693       5,488,791

Stockholders' equity:
  Preferred stock, $.001 par value, 5,000,000 shares authorized:
    $100 Series A, 5,000 shares authorized,
      4,000 shares issued and outstanding                                400,000         400,000

    $3.75 Series B, 1,375,000 shares authorized,
      206,752 shares issued and outstanding                              775,320         775,320

  Common stock, $.01 par value, 20,000,000 shares authorized,
    3,355,145 shares outstanding (2,755,145 at February 29, 1996)         33,551          27,551

  Capital in excess of stated value                                   10,336,227      10,042,327

  Deficit                                                            (10,014,486)    (10,340,273)
                                                                    ------------    ------------
        Total stockholders' equity                                     1,530,612         904,925
                                                                    ------------    ------------
                                                                    $ 27,781,111    $ 25,253,266
                                                                    ============    ============

                             See accompanying note.

                                                                       Exhibit 1

                          MERIDIAN NATIONAL CORPORATION
                        CONDENSED STATEMENT OF OPERATIONS
                         TWO MONTHS ENDED JULY 31, 1996

                                   (UNAUDITED)

Net sales                                       $ 10,956,436
Costs of sales                                     9,592,725
                                                ------------
Gross margin                                       1,363,711

Other costs and expenses:
  Selling, general and administrative              1,224,219
  Interest expense                                   265,444
  Gain on sale of assets
     of Meridian Environmental Services, Inc.       (195,498)
  Miscellaneous - net                                (67,834)
                                                ------------
                                                   1,226,331
                                                ------------
Income before extraordinary gain                     137,380

Extraordinary gain - extinguishment of debt     $    329,279
                                                ------------
Net income                                      $    466,659
                                                ============





                             See accompanying note.

                                                                       Exhibit 1

                          MERIDIAN NATIONAL CORPORATION
             CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         TWO MONTHS ENDED JULY 31, 1996

                                   (UNAUDITED)

Balance at May 31, 1996             $ 1,072,919

Net income                              466,659

Cash dividends of preferred stock        (9,041)

Other                                        75
                                    -----------
Balance at July 31, 1996            $ 1,530,612
                                    ===========






                             See accompanying note.

                                                                       Exhibit 1


                          Meridian National Corporation
                     Note to Condensed Financial Statements

                                   (Unaudited)

      The accompanying condensed financial statements of Meridian National Corporation are unaudited but, in the opinion of management, reflect all adjustments (including only normal recurring accruals) necessary to present fairly such information for the periods and at the dates indicated. The results of operations for the two months ended July 31, 1996 may not be indicative of the results of operations for the year ending February 29, 1997. As contemplated by the Securities and Exchange Commission under Article 10 of Regulation S-X, the accompanying condensed financial statements do not contain certain information normally contained in the Company's annual financial statements and notes thereto.